Exhibit 10.21

FIRST AMENDMENT TO ASSISTANCE AGREEMENT

BY AND BETWEEN THE STATE OF CONNECTICUT

ACTING BY THE DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT (AN EQUAL OPPORTUNITY EMPLOYER)

AND

VERMILLION, INC.

This FIRST AMENDMENT TO THE ASSISTANCE AGREEMENT (the “Amendment”) is made and shall be effective as of the 7th day of March, 2018 by and among VERMILLION, INC., a Delaware corporation, with a location at 35 Nutmeg Drive, Suite 260, Trumbull, Connecticut 06611 (“Applicant”), and STATE OF CONNECTICUT, acting herein by Catherine H. Smith, its Commissioner of Economic and Community Development, (hereinafter the “Commissioner”), with its office located at 450 Columbus Boulevard, Hartford, Connecticut 06103 (the “State”).

WITNESSETH:

WHEREAS, Applicant and State entered into certain Assistance Agreement dated March 22, 2016 (the “Agreement”), pursuant to which State made a loan in an amount not to exceed Four Million and 00/100 Dollars ($4,000,000.00) (the “Loan”),  for their expansion project; and

WHEREAS, Applicant and State desire to amend the Agreement; and

WHEREAS, Section 5.9 of the Agreement provides that no modification or amendment of the Agreement shall be effective unless the same shall be in writing and signed by the parties thereto.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, State and Applicant agree as follows:

1. Amendment of Agreement. State and Applicant hereby agree to amend the Agreement as follows:

a. Sections 2.17 (A) of the Agreement is hereby deleted in their entirety and the following is inserted in lieu thereof:

2.17Job Creation and Retention:  Job Audit; Penalty

(A)

The Applicant will create and retain forty (40) full-time employment positions with an average annual salary of $85,000.00 in Connecticut and shall maintain such 40 full-time positions for twenty four (24) consecutive months (the “Employment Obligation”) on or before March 1, 2021 (the “Target Date”).   A full-time employment position is defined as a position that is paid for a minimum of forty (40) hours per week. The twenty four (24) consecutive month period ending on or before the Target Date that yields the highest annual average positions will be used to determine compliance with the Employment Obligation, provided that no portion of said twenty four (24) consecutive months may begin before the date of the Agreement Date.

2.	Effect of Amendment. State and Applicant hereby agree and acknowledge that, except as provided by this Amendment, the Agreement remains in full force and effect, it being the intention of State and Applicant that this Amendment and the Agreement as amended by the Amendment be read, construed and interpreted as one and the same instrument.

3.Confirmation of Security Interest. Applicant does hereby expressly ratify, confirm, and restate the conveyance and grant of liens, security interests and other encumbrances in the Collateral provided as security for the Loan pursuant to the Security Agreement, the Mortgage and all other Loan Documents.

4.Capitalized Terms. All Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

IN WITNESS WHEREOF, State and Applicant have executed this Amendment as of the date first above written.

VERMILLION, INC.
	By:	/s/ Valerie Palmieri
Name: Valerie Palmieri
Title: CEO
Duly Authorized

STATE OF CONNECTICUT DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT
	By:	/s/ Bart Kollen
Name: Catherine H. Smith
Its: Commissioner
Duly Authorized
Bart Kollen, Deputy Commissioner For
Commissioner Catherine H. Smith